Exhibit 99.1

PRESS RELEASE

For Immediate Release:  June 26, 2003

Contact:

Valerie Newsom

Phone:   432.684.0301

vnewsom@cap-rock.net

Cap Rock Energy Grants Restricted Stock Awards

Cap Rock Energy Corporation announced today that it has taken action that will help insure that it retains the dedicated employees and management that have led to the Company’s success.  The Company has instituted a grant of restricted stock awards to all employees, including management and the Board of Directors.  Cap Rock Energy is an electric distribution company known for its exemplary customer service.  The Company, which recently changed its corporate structure from an electric cooperative to a shareholder owned corporation, has experienced a great deal of success since the transition, as evidenced by strong earnings and rising stock prices.  David W. Pruitt, President and CEO, stated, “Cap Rock’s most valuable asset is its employees, who provide unparalleled customer service.  This dedication to service is the main reason for the Company’s success.  Their resilience and long-term vision has allowed us to produce exceptional results.

The 357,000 restricted stock awards vest over four years and require all recipients to continue to hold at least 25% of the stock awarded as long as they remain with the Company.  The restricted stock awards are subject to forfeiture if the employee leaves prior to the shares vesting. This will insure that the devoted employees who have contributed to the Company’s success, will remain with the Company and give them a stake in the future of the Company.”

Management believes certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements are made on the basis of management’s current expectations, views and assumptions and are subject to uncertainty and changes in circumstances.  Actual results may differ materially from these expectations, views and assumptions.  Cap Rock Energy Corporation does not intend to update or revise these “forward-looking statements” to reflect the current or future events or circumstances.